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                              Accountants' Consent
                              --------------------


The Board of Directors
Colonial Commercial Corp.
   and Subsidiaries:



We consent to incorporation by reference in the registration statement (No. 2-62100) on Form S-8 of Colonial Commercial Corp. of our report dated March 26, 1996, relating to the consolidated balance sheets of Colonial Commercial Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995 annual report on Form 10-KSB of Colonial Commercial Corp.




                                          /S/ KPMG PEAT MARWICK LLP


Jericho, New York
March 27, 1996